Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

Apollo Medical Holdings, Inc.

Apollo Medical Holdings, Inc., a Delaware corporation, hereby certifies as follows.

1. The name of the corporation is Apollo Medical Holdings, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was November 1, 1985 under the name McKinnely Investments, Inc. A Certificate of Amendment changing the name of the corporation to Acculine Industries, Incorporated was filed with the Secretary of State on November 5, 1986. A Certificate of Amendment changing the name of the corporation to Siclone Industries, Incorporated was filed with the Secretary of State on May 24, 1988. A Certificate of Ownership changing the name of the corporation to Apollo Medical Holdings, Inc. was filed with the Secretary of State on July 3, 2008.

2. The Restated Certificate of Incorporation of the corporation attached hereto as Exhibit “A”, which is incorporated herein by this reference, only restates and integrates, and does not further amend, the provisions of the Certificate of Incorporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of the Restated Certificate of Incorporation. The Restated Certificate of Incorporation has been duly adopted by the Board of Directors in accordance with Section 245 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, this corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer, and the foregoing facts stated herein are true and correct.

Dated: January 16, 2015

APOLLO MEDICAL HOLDINGS, INC.

By:	/s/ Warren Hosseinion
Warren Hosseinion
Chief Executive Officer

EXHIBIT “A”

APOLLO MEDICAL HOLDINGS, INC.

RESTATED CERTIFICATE OF INCORPORATION

ARTICLE I

NAME

The name of the corporation hereby created shall be Apollo Medical Holdings, Inc.

ARTICLE II

DURATION

The Corporation shall continue in existence perpetually unless sooner dissolved according to law.

ARTICLE III

PURPOSES

The purposes for which this Corporation is organized are:

(a) To acquire by purchase or otherwise, own, hold, lease, rent, mortgage or otherwise, to trade with and deal in real estate, lands and interests in lands and all other property of every kind and nature;

(b) To manufacture, use, work, sell and deal in chemicals, biologicals, pharmaceuticals, electronics and products of all types and also to privileges or rights, owned or hereafter owned by it for manufacturing, using and vending any device or devices, machine or machines or manufacturing, working or producing any or all products.

(c) To borrow money and to execute notes and obligations and security contracts therefore, to lend any of the monies or funds of the Corporation and to take evidence of indebtedness therefore; and to negotiate loans; to carry on a general mercantile and merchandise business and to purchase, sell and deal in such goods, supplies, and merchandise of every kind and nature;

(d) To guarantee the payment of dividends or interest on any other contract or obligation of any corporation whenever proper or necessary for the business of the Corporation in the judgment of its directors;

(e) To do all and everything necessary, suitable, convenient, or proper for the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated or incidental to the powers therein named or which shall at any time appear conclusive or expedient for the protection or benefit of the Corporation, with all the powers hereafter conferred by the laws under which this Corporation is organized; and

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(f) To engage in any and all other lawful purposes, activities and pursuits, whether similar or dissimilar to the foregoing, and the Corporation shall have all the powers allowed or permitted by the laws of the state of Delaware.

ARTICLE IV

CAPITALIZATION

The Corporation shall have authority to issue an aggregate of 105,000,000 shares, of which 100,000,000 shares shall be Common Stock having a one-tenth (1/10) of one cent ($.001) par value each and 5,000,000 shares shall be Preferred Stock having a one-tenth (1/10) of one cent ($.001) par value each.

ARTICLE V

CLASSES OF STOCK

A statement of the designations and the powers, preferences, and rights, and the qualifications, limitations, or restrictions thereof, of the shares of stock of each class which the Corporation shall be authorized to issue, is as follows:

(a) Preferred Stock. Shares of preferred stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors. Each series shall be distinctly designated. All shares of any one series of the preferred stock shall be alike in every particular, except that there may be different dates from which dividends thereon, if any, shall be cumulative, if made cumulative. The powers, preferences, participating, optional and other rights of each such series and qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Subject to the provisions of subparagraph (i) of Paragraph (c) of this Article V, the Board of Directors of this Corporation is hereby expressly granted authority to fix by resolution or resolutions adopted prior to the issuance of any shares of each particular series of preferred stock, the designation, powers, preferences and relative, participating, optional and other rights and the qualifications, limitations and restrictions thereof, if any, of such series, including, without limiting the generality of the foregoing the following:

(i) The distinctive designation of, and the number of shares of preferred stock which shall constitute, the series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof outstanding) from time to time by action of the Board of Directors;

(ii) The rate and times at which, and the terms and conditions upon which, dividends, if any, on shares of the series shall be paid, the extent of preferences or relation, if any, of such dividends to the dividends payable on any other class or classes of stock of this Corporation, or on any series of preferred stock, and whether such dividends shall be cumulative or noncumulative;

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(iii) The right, if any, of the holders of shares of the series to convert the same into, or exchange the same for any other series, or any other class or classes of stock of this Corporation, and the terms and conditions of such conversion or exchange;

(iv) Whether shares of the series shall be subject to redemption, and the redemption price or prices, including, without limitation, a redemption price or prices payable in shares of the Common Stock, cash or other property and the time or times at which, and the terms and conditions upon which, shares of the series may be redeemed;

(v) The rights, if any, of the holders of shares of the series upon voluntary or involuntary liquidation merger, consolidation, distribution or, sale of assets, dissolution or winding up of this Corporation;

(vi) The terms of the sinking fund or redemption or purchase account, if any, to be provided for shares of the series; and

(vii) The voting powers, if any, of the holders of shares of the series which may, without limiting the generality of the foregoing, include (A) the right to more or less than one vote per share on any or all matters voted upon by the shareholders and (B) the right to vote as a series by itself or together without preferred stock as a class, upon such matters, under such circumstances and upon such conditions as the Board of Directors may fix, including, without limitation, the right, voting as a series by itself or together with other series of preferred or together with all series of preferred stock as a class, to elect one or more directors of this Corporation in the event there shall have been a default in the payment of dividends on any one or more series of preferred stock or under such other circumstances and upon such conditions as the Board may determine.

(b) Common Stock. The Common Stock shall be non-assessable and shall not have cumulative voting rights. In addition, the Common Stock shall have the following powers, preferences, rights, qualifications, limitations and restrictions:

(i) After the requirements with respect to preferential dividends of preferred stock (fixed in accordance with the provisions of Paragraph (a) of this Article V), if any, shall have been met and after this Corporation shall comply with all the requirements, if any, with respect to the setting aside of funds as sinking funds or redemption or purchase accounts (fixed in accordance with provisions of Paragraph (a) of this Article V) and subject further to any other conditions which may be fixed in accordance with the provisions of Paragraph (a) of this Article V, the, but not otherwise, the holders of Common Stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors;

(ii) After distribution in full of the preferential amount (fixed in accordance with the provisions of Paragraph (a) of this Article V), if any, to be distributed to the holders of preferred stock in the event of a voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of this Corporation, the holders of the Common Stock shall be entitled to receive all of the remaining assets of this Corporation, tangible and intangible, of whatever kind available for distribution to stockholders, ratably in proportion to the number of shares of the Common Stock held by each; and

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(iii) Shares of the Common Stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.

(c) Other Provisions.

(i) The relative powers, preferences and rights of each series of preferred stock in relation to the powers, preferences and rights of each other series of preferred stock shall, in each case, be as fixed from time to time by the Board of Directors in the resolution or resolutions adopted pursuant to authority granted in Paragraph (a) of this Article V, and the consent by class or series vote or otherwise, of the holders of the preferred stock of such of the series of preferred stock as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of preferred stock whether the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in such resolution or resolutions adopted with respect to any series of preferred stock that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of preferred stock;

(ii) Subject to the provisions of subparagraph (i) of this Paragraph, shares of any series of preferred stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors; and

(iii) Shares of the Common Stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

ARTICLE VII

MEETINGS AND RECORDS

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

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ARTICLE VIII

REGISTERED OFFICE AND AGENT

The address of its registered office in the State of Delaware is:

Registered Agent Solutions, Inc.

1679 S. Dupont Hwy, Ste. 100

City of Dover

County of Kent, 19901

ARTICLE IX

REMOVAL OF DIRECTORS

Any director of the Corporation may be removed for cause at any annual or special meeting of the shareholders by the same vote as that required to elect a director provided, that such director prior to his removal shall receive a copy of the charges against him, delivered to him personally or by mail at his address appearing on the records of the Corporation, at least thirty (30) days prior to the meeting at which such removal is to be considered, and such director has an opportunity to be heard on such charges at the meeting of shareholders of the Corporation at which the question of his removal is to be considered.

ARTICLE X

INDEMNIFICATION OF OFFICERS AND DIRECTORS

(a) Liability to the Corporation or its Stockholders. To the fullest extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment to, modification of, nor repeal of this Article, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article, shall (i) eliminate, or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, modification, repeal or adoption of an inconsistent provision or (ii) eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, modification, repeal or adoption. If the Delaware General Corporation law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation or its stockholders shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as amended.

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(b) Indemnification and Insurance.

(i) Right to Indemnification. Each person who was or is a party or is made a party, threatened to be made a party or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, a member of any committee of the Corporation’s Board of Directors, or an officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, committee member, officer or representative or in any other capacity while serving as a director, committee member, officer or representative, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but in the case of any such amendment to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification will continue as to an indemnitee who has ceased to be a director, committee member, officer or representative and shall inure to the benefit of his or her heirs, executors and administrators. Such right shall be a contract right and shall include, except as otherwise provided in this Article X, the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement”); provided, however, if the Delaware General Corporation Law requires, such advancement shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified under this Article or otherwise; and provided, further, however, that the Corporation may make, but is not obligated to make with respect to any officer under this Article X, nor shall any officer have any right or entitlement under this Article X to, any advancement with respect to an action brought directly by the Corporation against such officer for malfeasance, defalcation, fraud or other willful misconduct in connection with, or in contravention of, such officer’s duties. Unless otherwise required by law, the burden of proving that the indemnitee is not entitled to be indemnified or to such advancement of expenses under this Article X shall be on the Corporation. Notwithstanding anything to the contrary in this Article X and except as provided in Section (b)(ii) of this Article X with respect to proceedings to enforce rights to indemnification, the Corporation shall not be required by this Article X to indemnify any indemnitee against expenses incurred in connection with a proceeding (or part thereof) initiated by such indemnitee unless the initiation of the proceeding (or part thereof) was approved by the Board of Directors.

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(ii) Payment of Indemnitee Claims; Burden of Proof. If a claim under this Article X is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful, in whole or in part, the indemnitee shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the undertaking, if any is required, has been tendered to the Corporation) that the indemnitee has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the indemnitee for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the indemnitee had not met the applicable standard of conduct.

(iii) Non-Exclusivity of Rights. The rights conferred by this Article X shall not be exclusive of any other right which indemnitees may have or hereafter acquire under bylaw, agreement, vote of directors or stockholders or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such indemnitee.

(iv) Effect of Amendments. Any amendment, modification or repeal of this Article X that adversely affects the right of an indemnitee or his or her successors shall be prospective only and shall not limit or eliminate such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, modification or repeal.

(v) Insurance. The Corporation may maintain insurance, at its expense, to protect itself or any indemnitee whether or not the Corporation would have the power or obligation to indemnify such person against such expense, liability or loss under this Article or the Delaware General Corporation Law.

(vi) Other Indemnification. This Article X shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and advance expenses to indemnitees or persons other than indemnitees when and as authorized by the Board of Directors.

ARTICLE XI

AMENDMENT

Except as set forth herein and in the General Corporation Law of the state of Delaware, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

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ARTICLE XII

OFFICERS’ AND DIRECTORS’ CONTRACTS

No contract or other transactions between this Corporation and any other firm or corporation shall be affected by the fact that a director or officer of this Corporation has an interest in, or is a director or officer of such firm or other corporation. Any officer or director, individually or with others, may be a party to, or may have an interest in, any transaction of this Corporation or any transaction in which this Corporation is a party or has an interest. Each person who is now or may become an officer or director of this Corporation is hereby relieved from liability that he might otherwise obtain in the event such officer or director contracts with this Corporation for the benefit of himself or any other firm or corporation in which he may have an interest, provided such officer or director acts in good faith.

ARTICLE XIII

DIRECTORS

The Corporation shall have not less than three (3) nor more than nine (9) directors as determined from time to time by the Board of Directors.

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